Exhibit 99.2

Iris Biotechnologies Enables Personalized Precision Medicine and Wellness – An Invited Presentation at the BIO 2014 International Convention

SANTA CLARA, California -- Iris Biotechnologies Inc. (OTCQB:IRSB) is growing. This is the first news release since Iris’s previous press release on April 18, 2014, announcing that Iris was a winner of the 2014 IAIR AWARDS, the Company was issued US patent 8,693,751, which enables and accelerates the practice of personalized precision medicine, and Iris was invited to present at the 2014 BIO International Convention, taking place June 23-26 in San Diego, California.

On June 24, 2014 at 3:15 p.m. the Company’s President, CEO, and Founder, Simon Chin, gave a presentation at BIO 2014 using the PowerPoint presentation, which is to be furnished as Exhibit 99.1 to the Form 8-K report to be filed with the Security and Exchange Commission (SEC) on June 25, 2014. The BIO International Convention is the world’s largest biotech conference and exhibition, attracting 15,000 professionals from 4,000 unique organizations in 65 countries.

If cancer or other disease strikes, what medical treatment will work best for you? Iris thinks that you should know, and we will provide valuable information for making informed decision. The Iris technology platform will analyze the likelihood of disease recurrence and metastases, determine the most efficacious therapeutic regimen, reduce the use of ineffective and potentially toxic drugs, and improve patient’s quality of life.

Iris combines the latest developments in big data, genomics, proteomics and a host of therapies to arrive at optimal treatment for every individual. Iris has six US patents and a host of international patents issued. Iris has two scientific advisory board (SAB) members at M.D. Anderson Cancer. For the seventh year in a row, and the tenth time in the past 12 years, The University of Texas MD Anderson Cancer Center earned the No. 1 spot in U.S. News & World Report’s annual rankings of the best hospitals for cancer care. Iris also has three other SAB members who are leaders in oncology, neurology, and engineering at fine institutions.

"It was really exciting to announce that Iris now has three locations – one near Stanford University, one near UCSF and UC Berkeley, and the newest one near UC Davis. It was even more exciting to announce that Iris plans on launching two breast cancer tests -- the first one in Q4 2014 and the second one in 2015," said Chin. “We expect the first test to be comparable to the current standard of care breast cancer test (Oncotype Dx) or better at a competitive price. We expect the second test to become the new standard of care breast cancer test. Unlike Oncotype Dx, this new test is designed to enable the physicians to select the best treatment regimen.”

Chin also added, “Concurrently, Iris plans to launch products and services that have the potential to become the standard of care in IVF Pre-implantation and Prenatal Analysis. In order to launch multiple products and services, Iris Biotechnologies has created a subsidiary company, Iris Wellness Labs, Inc., to provide CLIA laboratory services, specializing in personalized precision medicine, and to enable wellness.”

About Iris Biotechnologies Inc.

Iris Biotechnologies Inc. (OTCBB:IRSB) is a life sciences company focused on providing accurate, affordable precision healthcare, which is the future of medicine. Iris offers the best approach to the treatment of cancer and other diseases through actionable integration of molecular profiling in the clinical decision-making process. In the treatment of cancer, we can achieve precision analysis of chemotherapy effectiveness as well as risk of recurrence. We accomplish this by incorporating DNA, RNA and protein analysis with a patient’s medical records, family medical history, life style and environmental exposures. By analyzing the totality of who a patient is Iris can offer physicians the necessary information to assist their patients in determining the best medical treatment regimen before the treatment even begins. Iris enables personal precision healthcare by matching patient to targeted treatments, and in some cases, including therapies in clinical trials.

The Iris Nano-Biochip™ product pipeline includes: CancerChip™, PrenatalChip™, NeuroChip™ (Alzheimer’s and Parkinson diseases), MetabolicChip™ (Diabetes), CardioChip™, and Chips for veterinary, agricultural (e.g., biofuel development), environmental, and other applications. The Iris BioWindows™ artificial intelligence system provides big data and analysis for clinical applications, drug development, and stem cell research.

For more information on Iris Biotechnologies Inc., please visit Iris on facebook (https://www.facebook.com/irisbiotech), twitter (https://twitter.com/irisbiotech), and the Iris corporate website (www.irisbiotech.com).

Iris Biotechnologies Inc.

Simon Chin, 408-806-7149

President and CEO

simonchin@irisbiotech.com

Source: Iris Biotechnologies Inc.

Released June 25, 2014